Exhibit 10.77

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 8th day of December, 2009, by and between Virgin Media Inc., a Delaware corporation (the “Company”), and James Chiddix (the “Consultant”).

WHEREAS, the Company wishes to retain the Consultant to provide services to management of the Company as requested by the Chief Executive Officer from time to time (the “Services”), effective as of December 9, 2009 (the “Effective Date”); and

WHEREAS, the Consultant wishes to render such services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1.             Effectiveness.  This Agreement shall become effective as of the Effective Date.

2.             Consulting Term.

(a)           The term of the Consultant’s retention pursuant to this Agreement (the “Consulting Term”) shall commence as of the Effective Date and shall terminate on 30 days’ written notice by either party to the other party, unless the Consulting Term terminates pursuant to Section 4 of this Agreement.

(b)           Status as Consultant; Duties.  During the Consulting Term, the Consultant shall provide the Services to the Company and shall perform such duties, services and responsibilities related thereto as may be requested by the Chief Executive Officer of the Company.  The Consultant shall report to the Chief Executive Officer of the Company. During the Consulting Term, the Consultant shall be based in the United States but shall undertake such overseas travel as is necessary for the proper performance of his duties hereunder.  The Consultant acknowledges that the Consultant is not an employee, worker or agent of the Company. The Consultant shall have no authority to contract on behalf of the Company and shall not purport to bind the Company in any way. The Consultant shall comply with all legal and fiscal obligations of the country or countries in which the Consultant is to perform the Services, including, without limitation, the obligation to account to the appropriate authorities for all income tax, Value Added Tax (“VAT”) and other tax, national insurance contributions and social security levies or the local equivalents in respect of sums paid to the Consultant pursuant to this Agreement.

3.             Consulting Fee.  During the Consulting Term, in consideration of the performance by the Consultant of the Consultant’s obligations hereunder to the Company and its subsidiaries, associated and affiliated companies and joint ventures (collectively, the “Company Affiliated Group”) in any capacity, the Company shall cause to be paid to the Consultant a fee of $100,000 per annum during the Consulting Term (the “Fee”), plus any reasonable out-of-pocket expenses incurred under this Agreement.  The Fee shall be payable in equal monthly installments, in arrears. In addition, the Consultant will receive a one-time supplemental retainer of $10,000 from the Company, payable upon execution of this Agreement.

4.             Termination by Either Party or by Death or Disability. Each party may terminate the Consulting Term upon 30 days’ written notice to the other party.  Upon termination by the Company, the Company may (at its discretion) at any time following the giving of such notice (but not exceeding the length of the notice given) cease to provide work for the Consultant. Within 2 ½ months after any termination, the Company shall cause the Consultant to be paid (x) any earned but unpaid portion of the Fee and (y) the reimbursement by the Company of outstanding unreimbursed expenses pursuant to Section 3 through the date of termination, and the Consultant shall not be entitled to any other payments or reimbursements. Immediately following termination of the Services for any reason, the Consulting Term shall terminate.

5.             Consultant’s Representation.  The Consultant represents to the Company that the Consultant’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Consultant has with or to any person or entity including, without limitation, any prior employer or any person or entity that has engaged him as a consultant.

6.             Consultant’s Covenants.

(a)           Confidentiality. The Consultant agrees and understands that the Consultant has been, and in the discharge of the Consultant’s obligations under this Agreement, will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including, without limitation, technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices, and intellectual property of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets. The Consultant will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) the Consultant shall have no obligation under this Section 6(a) with respect to any information that is or becomes publicly known other than as a result of the Consultant’s breach of the Consultant’s obligations hereunder and (ii) the Consultant may (x) disclose such information to the extent he reasonably determines that so doing is reasonable or appropriate in the performance of the Consultant’s duties hereunder or (y) after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process.  The Consultant shall comply with the Company’s data protection policies. Upon termination of the Consultant, the Consultant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Consultant in the course of or otherwise in connection with the Consultant’s services to the Company Affiliated Group during or prior to the Consulting Term. This confidentiality covenant has no temporal, geographical or territorial restriction.

(b)           Non-Competition.  During the period commencing upon the Effective Date and ending on the 12-month anniversary of the termination of the Consultant’s retention by the Company pursuant to this Agreement, the Consultant shall not, as an employee, employer, stockholder, officer, director, partner, associate, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Consultant’s services to the Company Affiliated Group or pursuant to this Agreement), directly or indirectly:

(i)            perform services for, or otherwise have any involvement with, a business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by (x) owning or operating broadband or mobile  communications networks for telephone, mobile telephone, cable television or internet services, (y) providing mobile telephone, fixed line telephone, television or internet services or (z) owning, operating or providing any content-generation services or television channels, in each case principally in the United Kingdom (the “Core Businesses”); provided, however, that this Agreement shall not prohibit the Consultant from owning up to 1% of any class of equity securities of one or more publicly traded companies; or

(ii)           solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Consultant knows was a current or prospective customer of any member of the Company Affiliated Group during the Consultant’s retention by the Company;

provided, that, notwithstanding the foregoing, the Consultant shall not be deemed to be in violation of clause (i) or (ii) of the foregoing by virtue of acting as a non-executive director, advisor or consultant to any investment banking firm or consulting firm, private equity or venture capital firm, institutional investor or similar entity, in each case so long as the Consultant takes reasonable steps to insulate himself from the businesses and activities of any such entity that relate to the Core Businesses during any period that this Section 6(b) is in effect.

(c)           Acknowledgment.  The Consultant expressly recognizes and agrees that the restraints imposed by this Section 6 are reasonable as to time and geographic scope and are not oppressive.  The Consultant further expressly recognizes and agrees that the restraints imposed by this Section 6 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company Affiliated Group, that the failure by the Consultant to observe and comply with the covenants and agreements in this Section 6 will cause irreparable harm to the Company Affiliated Group, that it is and will continue to be difficult to ascertain the harm and damages to the Company Affiliated Group that such a failure by the Consultant would cause, that the consideration received by the Consultant for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive the Consultant of an ability to earn a reasonable living, and that the Consultant has acquired knowledge and skills in this field that will allow the Consultant to obtain other work as an independent contractor or employee without violating these covenants and agreements.  The Consultant further expressly acknowledges that the Consultant has had the opportunity to consult with counsel or has consulted counsel before executing this Agreement.

(d)           The parties hereto recognize that the covenants and agreements of the Consultant under this Agreement are special, unique and of extraordinary character, and that any material breach thereof shall result in injury to the Company that cannot be compensated by monetary damages.  If the Consultant shall breach or fail to perform any term, condition or duty in this Agreement required to be observed or performed by the Consultant, the Company shall be entitled, inter alia, to institute and prosecute proceedings in any court of competent jurisdiction, to enforce the specific performance thereof by the Consultant and to enjoin the Consultant from performing services for any person or entity or otherwise acting in violation of this Agreement, without the necessity of proving damages or posting a bond or other security.  In the event of a breach of the provisions of this Agreement, the Consultant agrees that the remedies at law available to the Company would be inadequate to protect the Company’s interests; accordingly, the Consultant agrees not to challenge the claim by the Company for any equitable remedy including specific performance or an injunction on the basis that there are adequate remedies at law.  In case of any breach of this Agreement, nothing herein contained shall be construed to prevent the Company from seeking such other remedy in the courts as the Company may elect or invoke.

7.             Indemnification.

To the extent permitted by applicable law, the Company shall indemnify the Consultant against, and save and hold the Consultant harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, without limitation, attorneys’ fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Consultant by reason of the Consultant’s service from and after the Effective Date as a consultant to any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Consultant’s acts of misappropriation of funds or actual fraud).  In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Consultant, the Company shall promptly cause the Consultant to be paid to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Consultant in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Consultant was not entitled to indemnity hereunder, then the Consultant shall repay forthwith all amounts so advanced.  The Company may not agree to any settlement or compromise of any claim against the Consultant, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Consultant, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Consultant shall be entitled pursuant to the Company’s Certificate of Incorporation, if any, or By-laws or otherwise.

8.             Data Protection.  In accordance with relevant data protection legislation, the Company will hold and process the information it collects relating to the Consultant in the course of the Consulting Term for the purposes of administration, statistical and record keeping purposes, including information for occupational health and pension purposes. This may include information relating to the Consultant’s physical or mental health. Some of the Consultant’s information may be processed outside the European Economic Area, including without limitation in the United States. The Consultant’s information will be treated confidentially and will only be available to authorized persons.

9.             Miscellaneous.

(a)           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at that time or at any prior or subsequent time.

(b)           Notices.  All notices required or permitted hereunder will be given in writing, by personal delivery, by confirmed facsimile transmission (with a copy sent by express delivery) or by express next-day delivery via express mail or any reputable courier service, in each case addressed as follows (or to such other address as may be designated):

If to the Company:	Virgin Media Inc. 909 Third Avenue, Suite 2863 New York, NY 10022 United States Fax: (212) 906-8497110 Attention: General Counsel

If to the Consultant:	James Chiddix Address on file with the Company’s payroll department.

Notices that are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, shall be effective on the date of delivery.

(c)           Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and assigns.  Notwithstanding the provisions of the immediately preceding sentence, the Consultant shall not assign all or any portion of this Agreement without the prior written consent of the Company.

(d)           Withholding.  The Company shall have the right to withhold or cause to be withheld from any payments made pursuant to this Agreement all federal, state, city, foreign or other taxes and social security or similar payments as shall be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding the foregoing, the Consultant shall remain responsible for all such amounts as he may owe in respect of his compensation hereunder.

(e)           Entire Agreement.  This Agreement constitutes the complete understanding between the parties with respect to the Consultant’s engagement and supersedes any other prior oral or written agreements, arrangements or understandings between the Consultant and any member of the Company Affiliated Group. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Subject to such agreements as the Consultant may have with the Company in his capacity as a non-executive director of the Company but otherwise without limiting the generality of this Section 9(e), effective as of the Effective Date, this Agreement supersedes any existing employment, retention, severance and change-in-control agreements or similar arrangements or understandings, including without limitation the prior agreements between the Consultant and the Company and any member of the Company Affiliated Group, and any and all claims under or in respect of the prior agreements that the Executive may have or assert on or following the Effective Date shall be governed by and completely satisfied and discharged in accordance with the terms and conditions of this Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(f)            Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

(g)           Governing Law, Etc.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).  The Consultant irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and any federal court sitting in the State of New York. Each of the parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this Agreement and other matters that are the subject of this Agreement and agrees that any such action, claim or proceeding may be brought exclusively in a federal or state court sitting in the State of New York.

(h)           Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

(i)            Construction.  The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.  References to Sections and Appendices refer to Sections of this Agreement and Appendices attached to this Agreement.  The term “person” means an individual person, corporation, partnership, limited liability company, trust, association or other entity.

(j)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature page follows.)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Consultant has executed this Agreement as of the day and year first above written, in each case effective as of the Effective Date.

VIRGIN MEDIA INC.

/s/ Bryan H. Hall

By: Bryan H. Hall
Title: General Counsel & Secretary

/s/ James Chiddix
James Chiddix